Exhibit 99.1

                                                           Contact: Martin Mahan
                                                                  (954) 653-2000
                                                        mmahan@bankofflorida.com

                                                           FOR IMMEDIATE RELEASE

                             [LOGO] BANK OF FLORIDA

                      BANK OF FLORIDA FORT LAUDERDALE NAMES
              MARK MCCORMICK AND KAYE PEARSON TO BOARD OF DIRECTORS

FORT LAUDERDALE, FL - (August 23, 2004) - Bank of Florida Fort Lauderdale today announced that Mark McCormick, president of Gulfstream Capital Holdings, and Kaye Pearson, president of Yachting Promotions, Inc., have been appointed to its Board of Directors.

      Mr. McCormick oversees the operation of Gulfstream Capital Holdings, the parent company for two organizations; Gulfstream Media Group, which publishes Gold Coast Magazine and a dozen similar regional publications with distribution from Miami to Vero Beach, Florida; and Gulfstream Software Development, a software development company for web-enabled software applications designed to streamline business functions through the use of the internet.

      Mr. McCormick is a member of the Board of Directors for the Boys and Girls Club of Broward County, The President's Council, The Fort Lauderdale Historical Society, Facing It Together, St. Anthony's School Foundation and The Notre Dame Club of Fort Lauderdale. He attended the University of Notre Dame on a naval ROTC scholarship and later served for six years in the Navy, including three years of service as Navigator onboard the USS Oliver Hazard Perry and as an instructor at Surface Warfare Officers School in Newport, Rhode Island.

      Mr. Pearson launched Yachting Promotions Inc. in 1976 to address the growing needs of the then 17-year-old Fort Lauderdale International Boat Show. The annual exhibition is now one of the most prestigious and successful marine events in the world, spanning six locations, covering three million square feet and featuring more than 1,500 exhibitors and 1,600 boats. The company also produces The Yacht & Brokerage and The Palm Beach Boat Show. Additionally, he is founder and president of Show Management, comprised of several operating companies that provide major exhibition services, as well as International Marinas L.C., a company involved in the design, construction and management of marina facilities, and Poseidon Management L.C., a fishing tournament promotion and management company.

      Mr. Pearson is a member of the Board of Directors of the Broward County Library Foundation, the Boys and Girls Club of Broward County, the Florida Ocean Sciences Institute, and the civil services advisory board for the City of Fort Lauderdale. He was named "Distinguished Citizen" by the City of Fort Lauderdale in 1999.

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BANK OF FLORIDA FORT LAUDERDALE NAMES NEW BOARD MEMBERS                2-2-2-2

      "Mr. McCormick and Mr. Pearson are both highly respected local business leaders who have deep roots in our community. Throughout their professional careers and personal involvement with a variety of non-profit organizations, they have demonstrated a strong commitment to the growth and betterment of Fort Lauderdale," said Martin P. Mahan, president of Bank of Florida Fort Lauderdale. "Their local market experience will prove invaluable as we continue to grow and serve an increasing number of clients with our unique brand of highly personalized financial and banking services."

      Bank of Florida Fort Lauderdale is an affiliate of Bancshares of Florida, Inc. (NASDAQ: BOFL, Newspaper listing: "BcshFla"), a $297-million-asset multi-bank holding company headquartered in Naples, Florida. It is the parent company for Bank of Florida, N.A. and Bank of Florida Trust Company, both based in Naples, Florida, and Bank of Florida, based in Fort Lauderdale, Florida. Investor information may be found on the company's web site, http://www.bankofflorida.com, by clicking on the "Investor Relations" tab.

                                      # # #

(NOTE: Electronic jpeg photos of Mssrs. McCormick and Pearson are available upon request by contacting Sandy Richards at Strategic Communication Group, Inc. at
954.564.3474 or via email at sandy.richards@juno.com)